Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-83171) pertaining to the NIC Inc. Employee Stock Purchase Plan,
(2)Registration Statement (Form S-8 No. 333-196412, 333-159548 and 333-136016) pertaining to the NIC Inc. 2014 Amended and Restated Stock Compensation Plan (f/k/a the NIC Inc. 2006 Amended and Restated Stock Option and Incentive Plan),

of our reports dated February 20, 2020, with respect to the consolidated financial statements of NIC Inc., and the effectiveness of internal control over financial reporting of NIC Inc., included in this Annual Report (Form 10-K) of NIC Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Kansas City, Missouri
February 20, 2020